Dohan and Company

Certified Public Accountants

A Professional Association

7700 North Kendall Drive, 200

Miami, FL  33156-7578

Telephone (305) 274-1366

Facsimile (305) 274-1368

e-mail:  info@uscpa.com

internet:  www.uscpa.com

January 2, 2008

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC  20549

Dear Sir and/or Madam:

We have read the statements about our firm included under Item 4 in the Form 8-K dated January 3, 2008, of Ikona Gear International, Inc. (the Company) filed with the Securities and Exchange Commission and we agree with the statements contained therein except for a modification to the audit report for the years ending August 31, 2006 and 2007, which contained an uncertainty as to the Company’s ability to continue as a going concern.

Yours truly,

/s/ Irene S. Salum, CPA

Dohan and Company CPAs